UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Messel, Scott E.
   2140 Lake Park Blvd.


   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   03/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP and Corporate Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired         5)Amount of      6)Ownership Form:    7)Nature of
                          action      action   (A or Disposed of (D)         Securities       Direct (D) or        Indirect
                          Date        Code                                   Beneficially     Indirect (I)         Benefician
                                      ---------------------------------      Owned at                              Ownership
                                                             A               End of Month
                          (Month/                            or
                          Day/Year)   Code V   Amount        D    Price
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
Common Stock, par value   02/23/01    B(1) V   660           A    $6.5875    28,614           D
$0.01 per share


                                       1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  ------------------------------------     ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date

------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-      7)Title and Amount        8)Price       9)Number of    10)Ownership Form   11)Nature of
Security                      action        of Underlying             of Deri-      Derivative     of Derivative       Indirect
                              Date          Securities                vative        Securities     Security: Direct    Beneficial
                                            -----------------------   Security      Beneficially   (D) or Indirect     Ownership
                                                          Amount or                 Owned at End   (I)
                                                          Number of                 of Month
                  -                         Title         Shares
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Shares of common stock acquired pursuant to Lennox International's Employee Stock Purchase Plan, which is intended to qualify as an 'employee stock purchase plan' under Section 423 of the Internal Revnue Code of 1986, as amended.

-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Scott E. Messel
DATE 04/05/01